Exhibit 99.1

Inogen Announces Preliminary Fourth Quarter and Full Year 2022 Revenue Within Company Expectations

Inogen to Present at J.P. Morgan Healthcare Conference This Week

Inogen to Announce Fourth Quarter and Full Year 2022 Financial Results on February 23, 2023

GOLETA, Calif., January 10, 2023 -- Inogen, Inc. (Nasdaq: INGN), a medical technology company offering innovative respiratory products for use in the homecare setting, today announced unaudited preliminary revenue results for the fourth quarter and the full year ended December 31, 2022.

The Company estimates preliminary, unaudited total revenue in the fourth quarter of 2022 to be in the range of $87.5 million to $88.5 million, representing year-over-year growth of 14.5% to 15.8%. Full year 2022 total preliminary, unaudited revenue is expected to be in the range of $376.7 million to $377.7 million, representing year-over-year growth of 5.2% to 5.5%.

Foreign exchange fluctuations are estimated to have a $1.3 million impact on preliminary, unaudited fourth quarter 2022 revenue and a $5.3 million impact on preliminary, unaudited full year 2022 revenue.

These preliminary, unaudited results are within the previously projected fourth quarter guidance range of $87 million to $92 million.

“Despite the prevailing macroeconomic pressures and headwinds resulting from our efforts to continue upgrading the operating disciplines in our DTC commercial team, preliminary fourth quarter 2022 results came in within the expectations we had shared during our third quarter earnings call,” said Nabil Shabshab, President and Chief Executive Officer. “We expect productivity to improve in the near-term as the tenure of our DTC team increases and we continue partnering with our B2B channel to manage economic pressures. While we continue to prioritize investments to drive medium to long-term growth, we are also diligently managing operating expenses in support of our plans for long-term profitability.”

Inogen to Present at J.P. Morgan Healthcare Conference

Nabil Shabshab, President and Chief Executive Officer will present on Wednesday, January 11, 2023, at 10:30 a.m. Pacific Time. During the conference and in separate sessions with analysts and investors, the Company’s officers will refer to an updated slide presentation. A copy of this updated slide presentation is available on www.investor.inogen.com. A live webcast and archived recording of the presentation will be available to all interested parties through the News / Events page on the Inogen Investor Relations website.

Quarterly Conference Call Information

Inogen will issue fourth quarter and full year 2022 financial results after the market closes on Thursday, February 23, 2023. On the same day, the Company will host a conference call beginning at 2:00 pm PT / 5:00 pm ET.

Individuals interested in listening to the conference call may do so by dialing:

US domestic callers (877) 841-3961

Non-US callers (201) 689-8589

Please reference Inogen to join the call. To listen to a live webcast, please visit the Investor Relations section of Inogen's website at: http://investor.inogen.com/. This webcast will also be archived on the website for 6 months.

A replay of the call will be available approximately three hours after the live webcast ends and will be accessible through March 2, 2023. To access the replay, dial (877) 660-6853 or (201) 612-7415 and reference Conference ID: 13735129.

Inogen has used, and intends to continue to use, its Investor Relations website, http://investor.inogen.com/, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. For more information, visit http://investor.inogen.com/.

About Inogen

Inogen, Inc. (Nasdaq: INGN) is a leading global medical technology company offering innovative respiratory products for use in the homecare setting. Inogen supports patient respiratory care by developing, manufacturing, and marketing innovative best-in-class portable oxygen concentrators used to deliver supplemental long-term oxygen therapy to patients suffering from chronic respiratory conditions. Inogen partners with patients, prescribers, home medical equipment providers, and distributors to make its oxygen therapy products widely available allowing patients the chance to remain ambulatory while managing the impact of their disease.

For more information, please visit www.inogen.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, Inogen’s expectations regarding its preliminary, unaudited revenue, for full year and fourth quarter 2022; expectations for future growth and profitability; expectations related to our sales force and productivity; and our expectations related to management of operating expenses. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including but not limited to, risks arising from the possibility that Inogen will not realize anticipated revenue; risks related to the Company’s supply chain and limited availability of parts used in our POCs, the risk of further slowdowns or temporary halts to production, or cost inflation for such components; the impact of changes in reimbursement rates and reimbursement and regulatory policies; and the possible loss of key employees, customers, or suppliers; the risk that expenses and costs will exceed Inogen’s expectations. In addition, Inogen's business is subject to numerous additional risks and uncertainties, including, among others, risks relating to market acceptance of its products; competition; its sales, marketing and distribution capabilities; its planned sales, marketing, and research and development activities; interruptions or delays in the supply of components or materials for, or manufacturing of, its products; seasonal variations; unanticipated increases in costs or expenses; and risks associated with international operations. Information on these and additional risks, uncertainties, and other information affecting Inogen’s business operating results are contained in its Annual Report on Form 10-K for the year ended December 31, 2021, Quarterly Report on Form 10-Q for the period ended September 30, 2022, and in its other filings with the Securities and Exchange Commission. Additional information will also be set forth in Inogen’s Annual Report on Form 10-K for the period ended December 31, 2022, to be filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Inogen disclaims any obligation to update these forward-looking statements except as may be required by law.

The amounts set forth above are preliminary estimates. Inogen is in the process of finalizing its results of operations for the year ended December 31, 2022, and therefore, final results are not yet available. These preliminary, unaudited estimates are based solely upon information available to management as of the date of this press release. Inogen’s actual results may differ from these estimates due to the completion of its year-end closing procedures, final adjustments and developments that may arise between now and the time its financial results for the year ended December 31, 2022, are finalized. You should read Inogen’s audited consolidated financial statements for the year ended December 31, 2022, once they become available.

Contact:

Agnes Lee

ir@inogen.net